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                                                                    Exhibit 23.4


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference herein of our report dated January 22, 1997, relating to the consolidated balance sheets of Community Bankshares, Inc. and subsidiaries as of December 31, 1996 and 1995 and June 30, 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1996, the six months ended December 31, 1995, and for each of the years in the two year period ended June 30, 1995, included in the Current Report on Form 8-K of CFX Corporation dated as of December 12, 1997, and to the reference to us in Item 5 of the Registration Statement.



                                                     /s/ KPMG Peat Marwick LLP



Boston, Massachusetts
December 23, 1997